Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ADESA, INC.

ADESA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That at a meeting of the Board of Directors of ADESA, Inc. resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The amendments are as follows:

(1)  Article Fifth of the Restated Certificate of Incorporation is amended to read as follows:

“FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)                                 The Board of Directors shall consist of not less than one person, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors.

(c)                                  At the 2006 annual meeting of the stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of stockholders; at the 2007 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of stockholders; at the 2008 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of stockholders; and at each annual meeting of stockholders after the 2008 annual meeting, the directors shall be elected for terms expiring at the next annual meeting of stockholders.

(d)                                 A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and be qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e)                                  Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed by the Board to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director appointed by the Board to fill a vacancy resulting from an increase in the number of directors, shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and be qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office and any such director, if nominated, shall be elected thereafter on an annual basis. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

(f)                                    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation were voted in favor of the amendments.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ADESA, Inc. has caused this certificate to be signed this 22nd day of May, 2006.

ADESA, INC.

By:	/s/ David G. Gartzke

Name: David G. Gartzke

Title:	Chairman and Chief Executive Officer